Exhibit 11.00

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COMPUTATION OF EARNINGS PER SHARE


                                                FY 1997            FY 1996            FY 1995
                                           ---------------     ---------------    ---------------
Weighted Average Common Shares
     Outstanding                                 7,854,667          7,854,667           7,854,667

Common Stock Equivalents                            74,413

Total                                            7,929,080          7,854,667           7,854,667

Net Income/(Loss)                            $     113,270       $   (471,904)       $   (260,000)

Net Income/(Loss)per share                   $         .01       $       (.06)       $       (.03)


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